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                                                                     EXHIBIT 2.3


                      FORM OF TECHNOLOGY LICENSE AGREEMENT


         This Technology License Agreement (this "AGREEMENT") is made and entered into as of __________, 1999 (the "EFFECTIVE DATE"), by and between HNC Software Inc., a Delaware corporation having its principal place of business at 5935 Cornerstone Court West, San Diego, California 92121 ("HNC"), and Retek Inc. ("RETEK"), a Delaware corporation having its principal place of business at Midwest Plaza, 801 Nicollet Mall, 11th Floor, Minneapolis, MN 55402.

                                    RECITALS

         Retek wishes to obtain a nonexclusive license from HNC to use the Licensed Technology (as defined in Section 1.4 below) solely within the Field of Use (as defined in Section 1.2 below). HNC is willing to grant such a license to Retek, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, the parties hereby agree as follows:


ARTICLE 1: CERTAIN DEFINITIONS

For the purposes of this Agreement:

         1.1 "IMPROVEMENT" OR "IMPROVEMENTS" mean any findings, discoveries, inventions, additions, modifications, formulations, variations, enhancements, refinements, derivative works, developments or changes based upon or incorporating the Licensed Technology.

         1.2 "FIELD OF USE" means the field of software-based products and/or services designed specifically to provide, automate, manage and/or otherwise facilitate any one or more of the following functions or applications for Retailers (as defined below) and/or the members of their Retail Supply Chain: the design, manufacture, assembly, shipment, import, storage, delivery, tracking, merchandising, retail store shelf management, inventory planning, management and/or pricing of consumer goods sold at retail, and any other activity involved in the operation of a retail organization.

         1.3 "INTELLECTUAL PROPERTY RIGHTS" means, collectively, all of the following worldwide intangible legal rights, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) patents, patent applications, and patent rights, including any and all continuations, divisions, reissues, reexaminations or extensions thereof;
(ii) rights associated with works of authorship, including but not limited to copyrights, copyright applications and copyright registrations,; (iii) rights relating to the protection of trade secrets, know-how and other confidential information, including but not limited to rights in industrial property and all associated information and other confidential or proprietary information; (iv) industrial design rights; and (v) any rights analogous to those set





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forth in the preceding clauses and any other proprietary rights relating to intangible property; but specifically excluding trademarks, service marks, logos, trade dress, trade names and service names;

         1.4 "LICENSED TECHNOLOGY" means the technology more fully described in Exhibit A, and all Intellectual Property Rights therein.

         1.5 "RETAILERS" means businesses whose primary business is the sale of consumer goods at retail.

         1.6 "RETAIL SUPPLY CHAIN" means wholesalers, suppliers, distributors, manufacturers, brokers, bailors and transporters of consumer goods sold at retail, and other entities involved in the provision of services to Retailers.

ARTICLE 2: LICENSE GRANT


         2.1 LICENSE GRANT. Subject to the terms and conditions of this Agreement, HNC hereby grants to Retek a non-exclusive, non-transferable, worldwide, perpetual, royalty-free license under HNC's Intellectual Property Rights in the Licensed Technology to use and reproduce the Licensed Technology and to create Improvements of the Licensed Technology ("Permitted Improvements"), in each case solely in connection with the marketing, sale, licensing and distribution of products and services within the Field of Use.


         2.3 RESERVATION OF RIGHTS. Retek's rights in the Licensed Technology are hereby limited to those license rights expressly granted to Retek under
Section 2.1 of this Agreement and all rights not expressly granted to Retek herein are expressly reserved and retained by HNC.

         2.4 TRADEMARKS. Nothing herein shall be construed to grant any right to Retek to use any of HNC's trademarks, service marks, logos, trade dress, trade names or service names or goodwill associated therewith.

ARTICLE 3:  OWNERSHIP

         3.1 HNC OWNERSHIP. HNC and its suppliers own all worldwide right, title and interest in and to the Licensed Technology and all worldwide Intellectual Property Rights therein. Retek will not delete or in any manner alter the copyright, trademark, and other proprietary rights notices of HNC appearing on or in the Licensed Technology as delivered to Retek, unless Retek shall have a good faith belief that such notices have become inapplicable. Retek will reproduce such notices on all copies it makes of the Licensed Technology (including Improvements of Licensed Technology), in whole or in part. In addition, Retek will use its reasonable efforts to protect HNC's Intellectual Property Rights in the Licensed Technology and will report promptly to HNC any material infringement of such rights of which Retek




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becomes aware. HNC reserves the right at its discretion to assert claims against third parties for infringement or misappropriation of its Intellectual Property Rights in the Licensed Technology and to retain all compensation, damages and other amount payable to HNC with regard to such infringement or misappropriation.

         3.2   RETEK OWNERSHIP. Subject to the license grants set forth in
Section 2.1 and HNC's ownership rights described in Section 3.1, Retek will own all worldwide right, title and interest in and to the Permitted Improvements created by Retek pursuant to and in accordance with Section 2.1. Retek shall not have or acquire any right, title or interest whatsoever in or to any of the Licensed Technology or any Intellectual Property Rights therein. Notwithstanding the provisions of this Section, Retek shall not exploit any Permitted Improvements created by Retek in any manner other than the manner in which Retek is expressly licensed to exploit the Licensed Technology or any Permitted Improvements under Section 2.1.

ARTICLE 4:  WARRANTY DISCLAIMER

         THE LICENSED TECHNOLOGY IS PROVIDED ON AN "AS IS" BASIS WITHOUT WARRANTY OF ANY KIND AND HNC AND ITS SUPPLIERS HEREBY DISCLAIM ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR PARTICULAR PURPOSE. HNC DOES NOT WARRANT THAT THE LICENSED TECHNOLOGY IS ERROR-FREE OR THAT IT WILL MEET RETEK'S REQUIREMENTS OR THAT THE OPERATION OF THE LICENSED TECHNOLOGY WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ERRORS IN THE LICENSED TECHNOLOGY OR NONCONFORMITY TO ITS DOCUMENTATION CAN OR WILL BE
CORRECTED.



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ARTICLE 5:  CONFIDENTIAL INFORMATION

         5.1 DEFINITION. "CONFIDENTIAL INFORMATION" means confidential and proprietary information of either party or its affiliates ("DISCLOSING PARTY") that is disclosed to the other party or its affiliates ("RECEIVING PARTY") which, in the case of written information, is marked "confidential" or "proprietary" and which, in the case of information disclosed orally, is identified at the time of the disclosure as confidential and proprietary and will be summarized and confirmed in writing as such by the Disclosing Party within thirty (30) calendar days of the disclosure. Confidential Information shall not include information that: (i) is now or subsequently becomes generally available to the public through no fault or breach of the Receiving Party; (ii) is independently developed by the Receiving Party after the Effective Date without the use of any Confidential Information of Disclosing Party; or (iii) the Receiving Party rightfully obtains from a third party who has the right to transfer or disclose it. Notwithstanding anything herein to the contrary, each party acknowledges that the Licensed Technology (in any form) shall be deemed "Confidential Information" of HNC for all purposes of this Agreement, whether or not it is so marked or designated by HNC.

         5.2 NONDISCLOSURE. The Receiving Party shall not disclose, publish, or disseminate the Confidential Information of the Disclosing Party to anyone other than those of such Receiving Party's employees and consultants with a need to know, or as may by required by legal process, and the Receiving Party agrees to use the same degree of care that it takes to hold in confidence its own most valuable proprietary information, but not less than reasonable care, to prevent any unauthorized use, disclosure, publication, or dissemination of the Disclosing Party's Confidential Information. The Receiving Party agrees to accept and use the Disclosing Party's Confidential Information only for the purpose of carrying out its authorized activities under this Agreement. In the event a Receiving Party is required to disclose Disclosing Party's Confidential Information by an order of a court or governmental agency, then the Receiving Party shall first give written notice to the Disclosing Party to allow the Disclosing Party to make a reasonable effort to obtain a protective order or other confidential treatment for the Confidential Information.

ARTICLE 6:  INJUNCTIVE RELIEF

         Retek acknowledges that any breach of its obligations under this Agreement with respect to HNC's Licensed Technology, Intellectual Property Rights or Confidential Information or any failure by Retek to use Licensed Technology strictly in accordance with the license rights granted to Retek under
Section 2.1 of this Agreement will cause HNC irreparable injury for which there are inadequate remedies at law, and therefore, HNC will be entitled to equitable relief (including by not limited to injunctive relief and the remedy of specific performance) in addition to all other rights and remedies provided by this Agreement or available at law. Retek further agrees that HNC shall be entitled to recover reasonable attorneys' fees and court costs expended in connection with any litigation initiated to this Agreement.



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ARTICLE 7:  INDEMNITY

         Retek will be solely responsible for any commercial or legal liability that may arise as a result of Retek's exercise of any of the license rights granted by HNC to Retek under this Agreement, and Retek shall defend, indemnify, and hold HNC harmless from and against any and all suits, claims, proceedings, judgments, awards, damages, loss, liability, cost and expenses (including without limitation reasonable attorney's fees and other related costs) that are incurred or suffered by HNC or any of its affiliates, directors, officers, employees, or agents to the extent arising from (i) Retek's exercise of any license or other rights granted to Retek under this Agreement; or (ii) the conduct of Retek's business directly or through any affiliate of Retek.

ARTICLE 8:  EXCLUSION OF DAMAGES; LIMITATION OF LIABILITY

      (a) IN NO EVENT SHALL HNC BE LIABLE TO RETEK OR TO ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF USE, DATA, BUSINESS OR PROFITS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE, OPERATION OR PERFORMANCE OF ANY OF THE LICENSED TECHNOLOGY, WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE, AND WHETHER OR NOT HNC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.

      (b) IN NO EVENT SHALL HNC'S AGGREGATE CUMULATIVE TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED $10,000.

      (c) THIS SECTION IS A MATERIAL INDUCEMENT AND CONDITION TO HNC FOR ENTERING INTO THIS AGREEMENT.

ARTICLE 9:  TERM AND TERMINATION

      9.1 TERM. This Agreement will commence on the Effective Date and will remain in full force and effect thereafter unless terminated in accordance with the terms of this Agreement.

      9.2 MATERIAL BREACH. HNC will have the right to terminate this Agreement and all licenses granted by it hereunder upon notice to Retek if Retek breaches any material term or condition of this Agreement and fails to cure that breach within thirty (30) days after receiving written notice of the breach. In the event of a breach of this Agreement by Retek, which breach is not cured within such thirty (30) day time period, HNC shall be entitled to terminate this Agreement immediately upon written notice to Retek.

      9.3 INSOLVENCY. Either party will have the right to terminate this Agreement immediately upon notice to the other party if the other party: (a) becomes the subject of a




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voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (b) becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

      9.4 CERTAIN EVENTS OF TERMINATION. Upon the occurrence of (a) any breach or violation by Retek of its obligations under Section 5.5 - CERTAIN POST-DISTRIBUTION TRANSACTIONS of the Separation Agreement dated as of _________, 1999 among HNC, Retek and Retek Information Systems, Inc. (the "SEPARATION AGREEMENT"); or (b) the occurrence of any event that would trigger an indemnification obligation of Retek under Section 5.5 of the Separation Agreement, or (c) any Change of Control (as defined below) of Retek which results in Retek directly or indirectly controlled by or under common control with, any Prohibited Successor (as defined below), HNC shall be entitled to terminate this Agreement and Retek's rights hereunder upon giving written notice to Retek. As used herein, the term "CHANGE OF CONTROL" means: (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of Retek's assets; or (b) a merger or consolidation in which Retek is not the surviving corporation or in which, if Retek is the surviving corporation, the shareholders of Retek immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, own stock or other securities of Retek that possess a majority of the voting power of all Retek's outstanding stock and other securities and the power to elect a majority of the members of Retek's board of directors; or (c) a transaction or series of related transactions (which may include without limitation a tender offer for Retek's stock or the issuance, sale or exchange of stock of Retek) if the shareholders of Retek immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own stock or other securities of Retek that possess a majority of the voting power of all Retek's outstanding stock and other securities and the power to elect a majority of the members of Retek's board of directors. "PROHIBITED SUCCESSOR" means any of the entities listed in Exhibit B hereto. As used herein, the term "CONTROL" (including, with correlative meanings, the terms, "CONTROLS" "CONTROLLING", "CONTROLLED BY" or "UNDER COMMON CONTROL WITH") with respect to a designated person means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors (or other persons acting in similar capacities) of such person or otherwise to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

      9.5 CESSATION OF BUSINESS. In the event Retek winds up, dissolves or otherwise ceases doing business, HNC shall be entitled to terminate this Agreement immediately upon written notice to Retek.

      9.6 EFFECT OF TERMINATION. Upon termination of this Agreement: (a) the rights and licenses granted to Retek pursuant to this Agreement will automatically terminate, and (b) Retek shall, within thirty (30) days, ship to HNC or destroy (including purging from any system or storage media) all items all Licensed Technology and other Confidential Information




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in its possession or control, and an officer of Retek shall certify in writing that Retek as complied with the provisions of this Section. However, termination of this Agreement will not terminate customer software licenses validly granted by Retek in accordance with this Agreement prior to the effective date of termination of this Agreement.

      9.7 NONEXCLUSIVE REMEDY. Termination of this Agreement by HNC will be a nonexclusive remedy for breach and will be without prejudice to any other right or remedy of such party.

      9.8 NO DAMAGES FOR TERMINATION. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION INCIDENTAL OR CONSEQUENTIAL DAMAGES, DAMAGES FOR THE LOSS OF GOODWILL, PROSPECTIVE PROFITS OR ANTICIPATED INCOME, OR DAMAGES RESULTING FROM ANY EXPENDITURES, INVESTMENTS, LEASES OR COMMITMENTS MADE BY EITHER PARTY ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

      9.9 SURVIVAL. The rights and obligations of the parties under the following Articles of this Agreement shall survive any termination of this
Agreement: Article 3 (Ownership), Article 4 (Warranty Disclaimer) 5 (Confidentiality), 6 (Injunctive Relief), 7 (Indemnity), 8 (Exclusion of Damages), 9 (Term and Termination) and 10 (General Provisions).

ARTICLE 10:  GENERAL PROVISIONS

      10.1 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the internal laws of the State of California, without reference to its conflict of law rules.

      10.2 COMPLIANCE WITH LAWS. Retek agrees to comply in all material respects with all applicable laws, rules, and regulations in connection with its activities under this Agreement, including without limitation, any applicable export controls imposed by the U.S. Export Administration Act of 1978, as amended (the "ACT") and the regulations promulgated under the Act.

      10.3 ASSIGNMENT. Retek may not assign this Agreement or assign its license rights hereunder in whole or in part without HNC's prior written consent. Any attempt to assign this Agreement or assign or sublicense Retek's license rights hereunder without such consent will be void and of no effect. Subject to the terms of this Section 10.3, this Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

      10.4 ATTORNEYS' FEES. In the event that any action or proceeding is brought in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees following a final judgment.


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      10.5   SEVERABILITY. If for any reason a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, then that provision of the Agreement will not be voided, but rather will be enforced to the maximum extent legally permissible and the other provisions of this Agreement will remain in full force and effect.

      10.6 INDEPENDENT CONTRACTOR. The parties to this Agreement are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

      10.7 NOTICES. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt. All communications to a party will be sent to the address of the party set forth in the preamble above or to such other address as may be specified by such party to the other in accordance with this Section. Either party may change its address for notices under this Agreement by giving written notice to the other party by the means specified in this Section.

      10.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

      10.9 ENTIRE AGREEMENT. This Agreement constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior and contemporaneous agreements, communications, and understandings (both written and oral) regarding such subject matter.

      10.10 MODIFICATION. No modification to this Agreement, nor any waiver of any rights, shall be effective unless consented to in writing and the waiver of any breach or default shall not constitute a waiver of any other right or of any subsequent breach or default.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.


HNC SOFTWARE INC.                            RETEK INC.

By:__________________________________        By:________________________________
Name:________________________________        Name:______________________________
Title:_______________________________        Title:_____________________________


















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